CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the March 20, 2000 Form S-8 of Trimfast Group, Inc. our report for the year ended December 31, 1998 and period ended December 31, 1997 dated June 10, 1999 (except for Notes 13(G), 13(H), 13(D), 7(C), 13(B), and 13(A) as to which the dates are June 14, 1999, July 16, 1999, July 30, 1999, November 19, 1999, October 22, 1999, and October 23, 1999, respectively) relating to the financial statements of Trimfast Group, Inc. and Subsidiaries which reports appears in the Form 10-SB, as amended, of Trimfast Group, Inc. and to the reference to our Firm under the heading "Experts" in the Form S-8.


                              WEINBERG & COMPANY, P.A.
                              Certified Public Accountants


Boca Raton, Florida
March 20, 2000